Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
GLACIER WATER SERVICES, INC.
     1. Name: The name of the corporation is Glacier Water Services, Inc. (hereinafter, the “Corporation”).
     2. Registered office: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.
     3. Purpose: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware.
     4. Corporation Stock:
          (a) The total number of shares of stock which the Corporation shall have authority to issue is Ten Million One Hundred Thousand (10,100,000) shares, consisting of Ten Million (10,000,000) shares of Common Stock, having a par value of $.01 per share, and One Hundred Thousand (100,000) shares of Preferred Stock, having a par value of $.01 per share.
          (b) Holders of shares of Common stock shall be entitled to one (1) vote for each share held of record. Shares of the Common Stock shall have no preference over any other shares of capital stock of the Corporation with respect to distribution of assets on dissolution or liquidation or with respect to payment of dividends.
          (c) Shares of the preferred stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualification, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is requited pursuant to the certificate or certificates establishing the class or series of Preferred Stock.
           (d) The shares of Common stock and Preferred Stock shall be issued only as fully paid and non-assessable shares.
      5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

K. A. Widdoes	1209 Orange Street
Wilmington, Delaware 19801

L. J. Vitalo	1209 Orange Street
Wilmington, Delaware 19801

M. A. Brzoska	1209 Orange Street
Wilmington, Delaware 19801
     6. The Corporation is to have perpetual existence.
     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
          To make, alter or repeal the by-laws of the Corporation.
          To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
          To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
          When and as authorized by the stockholders in accordance with law, to sell, lease or exchanges all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.
     8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.
     9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of

Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     10. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transactions from which the director derived any improper personal benefit.
          WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 19th day of November, 1991.

/s/ K. A. Widdoes
K. A. Widdoes

/s/ L. J. Vitalo
L. J. Vitalo

/s/ M. A. Brzoska
M. A. Brzoska

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